Exhibit 99.1

ITG Releases August 2017 U.S. Trading Volume

NEW YORK, September 11, 2017 — ITG (NYSE: ITG), a leading independent broker and financial technology provider, today announced that August 2017 U.S. trading volume was 2.7 billion shares and average daily volume (ADV) was 117 million shares, compared to 2.6 billion shares and ADV of 129 million shares in July 2017 and 2.5 billion shares and ADV of 107 million shares in August 2016. There were 23 trading days in both August 2017 and August 2016 and 20 trading days in July 2017.

ITG U.S. Trading Activity

In addition to overall U.S. trading volumes, ITG also provides a monthly summary of average daily volume (double-counted) and average trade size for the POSIT® crossing network and POSIT Alert.

	# of Trade Days	Total U.S. Volume	Average U.S. Daily Volume	Average POSIT Daily Volume	Average POSIT Trade Size	Average POSIT Alert Daily Volume	POSIT Alert Average Trade Size	POSIT Alert Avg. Trade Size Ex- Algos*

August 2017	23	2,685,721,402	116,770,496	52,681,643	246	13,251,670	21,467	36,233

YTD 2017	168	23,935,425,252	142,472,769	59,785,911	270	15,397,139	22,611	37,556

*Excluding shares crossed through POSIT Alert from ITG algorithms

ITG’s average revenue capture per share in August 2017 was slightly higher than the second quarter of 2017.

International Trading Activity

The average daily trading commissions in August 2017 in ITG’s Canadian, European and Asia Pacific businesses were down approximately 11% in U.S. dollar terms on a combined basis as compared to the second quarter of 2017. On a blended international basis, there were approximately 22 trading days in August 2017.

These statistics are preliminary and may be revised in subsequent updates and public filings. Volume statistics are posted on the investor relations section of ITG’s website, investor.itg.com and are available via a downloadable spreadsheet file.

About ITG

Investment Technology Group (NYSE: ITG) is a global financial technology company that helps leading brokers and asset managers improve returns for investors around the world. We empower traders to reduce the end-to-end cost of implementing investments via liquidity, execution, analytics and workflow technology solutions. ITG has offices in Asia Pacific, Europe and North America and offers execution services in more than 50 countries. Please visit www.itg.com for more information.

ITG Media/Investor Contact:

J.T. Farley

(212) 444-6259

corpcomm@itg.com

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